EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Caminiti/Carrie Bloom/Jonathan Doorley

Sard Verbinnen & Co

212/687-8080

Castle Brands Stockholders Approve All Proposals at Annual Meeting

NEW YORK, January 21, 2009 — Castle Brands Inc. (AMEX:ROX), an emerging developer and international marketer of premium branded spirits, announced that its stockholders approved the following matters at its Annual Meeting held today:

1.	Election of Mark Andrews, John F. Beaudette, Henry C. Beinstein, Harvey P. Eisen, Phillip Frost, M.D., Glenn L. Halpryn, Richard J. Lampen, Micaela Pallini and Steven D. Rubin to serve on its board of directors until the next annual meeting of stockholders;

2.	An amendment to the Company’s amended and restated certificate of incorporation increasing the authorized shares of capital stock from 45 million shares to 250 million shares, of which 225 million are designated as common stock and 25 million are designated as preferred stock;

3.	An amendment to the Company’s amended and restated certificate of incorporation permitting its stockholders to act by written consent; and

4.	An amendment to the Company’s 2003 Stock Incentive Plan increasing the number of shares available to be granted under the plan from two million to 12 million and establishing the maximum number of shares issuable to any one individual in any particular year.

The amendments to the Company’s amended and restated certificate of incorporation were filed with the Delaware Secretary of State on January 21, 2009 and became effective at the time of filing.

$15 Million Private Placement and Note Conversion

As previously announced, in October 2008, the Company completed the sale of 1.2 million shares of newly issued Series A Convertible Preferred Stock for $15 million at a purchase price of $12.50 per share (upon conversion, $0.35 per share of common stock). Concurrently with the closing, all of the Company’s 6% convertible notes, in the principal amount of $9 million, due March 1, 2010, plus accrued interest, were converted into shares of Series A Preferred Stock at a per share price of $23.21 (upon conversion, $0.65 per share of common stock). Additionally, substantially all of the outstanding principal of Castle Brands (USA) Corp.’s 9% senior secured notes, in the principal amount of $10 million, due May 31, 2009, plus accrued interest, were converted into shares of Series A Preferred Stock at a per share price of $12.50 (upon conversion, $0.35 per share of common stock).

Upon amendment of the Company’s amended and restated certificate of incorporation to increase the number of authorized shares, all outstanding shares of Series A Convertible Preferred Stock automatically converted into common stock, resulting in the Company’s issuance of approximately 86 million shares of common stock. The stockholders who held Series A Preferred Stock (comprised of the investors and the converting note holders) own approximately 85% of the Company’s common stock.

About Castle Brands Inc.
Castle Brands is an emerging developer and international marketer of premium branded spirits within four categories of the spirits industry: vodka, rum, whiskey and liqueurs/cordials. Castle Brands’ portfolio includes, Gosling’s Rum®, Pallini® Limoncello(TM), Raspicello(TM) and Peachcello(TM), Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Jefferson’s(TM) and Jefferson’s Reserve® Bourbon, Sam Houston® Bourbon, Boru® Vodka, Celtic Crossing® Liqueur, Sea Wynde® Rum and Brady’s® Irish Cream.